UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 8, 2010

HELEN OF TROY LIMITED
(Exact name of registrant as specified in its charter)

Commission File Number: 001-14669

Bermuda	74-2692550
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
CLARENDON HOUSE
CHURCH STREET
HAMILTON, BERMUDA
(Business address of registrant)
ONE HELEN OF TROY PLAZA
EL PASO, TEXAS 79912
(United States mailing address of registrant and zip code)
915-225-8000
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On December 8, 2010, Helen of Troy Limited (the “Company”), Helen of Troy Texas Corporation, a Texas corporation and wholly-owned subsidiary of the Company (“Helen of Troy Texas”), KI Acquisition Corp., a New York corporation and wholly-owned subsidiary of Helen of Troy Texas (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Kaz, Inc. (“Kaz”), a New York corporation, and certain shareholders of Kaz set forth therein. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Kaz, with Kaz continuing as the surviving corporation and as a wholly-owned subsidiary of Helen of Troy Texas (the “Merger”). The Company will guarantee the obligations of Helen of Troy Texas and Merger Sub under the Merger Agreement.
Subject to the terms and conditions of the Merger Agreement, which has been unanimously approved by the boards of directors of the respective parties, as applicable, if the Merger is completed, each outstanding share of common stock and preferred stock of Kaz, as well as each warrant, stock option and deferred stock unit of Kaz, will be canceled and converted into the right to receive a portion of the Merger Consideration, as set forth in the Merger Agreement. The “Merger Consideration” will be $260 million, subject to certain adjustments, including an adjustment for closing date working capital. If the Merger is not consummated by December 31, 2010 solely because the financing condition of Helen of Troy Texas and Merger Sub described below has not been met, the Merger Consideration will be increased by $5 million.
Kaz, Helen of Troy Texas and Merger Sub have made customary representations and warranties and agreed to customary covenants in the Merger Agreement. Among other things, Kaz is required: (i) subject to certain exceptions, to conduct its business in the ordinary course in all material respects during the interim period between execution of the Merger Agreement and the consummation of the Merger, (ii) not to solicit any alternative business combination transactions and (iii) not to engage in discussions or negotiations regarding any alternative business combination transactions. The Kaz equity holders have also agreed to indemnify Helen of Troy Texas for certain claims, including breaches of the Kaz representations and warranties. Except for specified claims, any claims subject to indemnification are limited to the amount held in an escrow fund as described in the Merger Agreement.
Completion of the Merger is subject to certain conditions, including, among others: (i) approval of the Merger Agreement by the shareholders of Kaz, (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) Helen of Troy Texas shall have received adequate financing for the Merger Consideration from third party lenders and (iv) Kaz shall have repaid all its indebtedness. The Company has received shareholder support agreements from shareholders of Kaz holding the requisite amount of voting stock of Kaz to approve the Merger. The obligation of each party to consummate the Merger is also conditioned upon the other party’s representations and warranties being true and correct (subject to certain materiality thresholds), the other party having performed in all material respects its obligations under the Merger Agreement and Kaz not having suffered a material adverse effect.
Helen of Troy Texas and Merger Sub, on the one hand, and Kaz, on the other hand, can terminate the Merger Agreement under certain conditions, including if the other party breaches the Merger Agreement and such breach would result in the failure of certain conditions to closing or if the Merger is not consummated on or before February 28, 2011. Additionally, the Merger Agreement provides that if the Merger Agreement is terminated as a result of a failure of Helen of Troy Texas and Merger Sub to meet the financing condition described above, Helen of Troy Texas will be required to pay Kaz a termination fee of $10 million.
The foregoing description of the Merger Agreement is not a complete description of all of the parties’ rights and obligations under the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement that is filed with this Current Report on Form 8-K as Exhibit 2.1, which is incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit
Number	Description
2.1	Agreement and Plan of Merger dated as of December 8, 2010, among Helen of Troy Texas Corporation, KI Acquisition Corp., Kaz, Inc., the Company, and the Kaz, Inc. shareholders party thereto.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELEN OF TROY LIMITED
Date: December 9, 2010	/s/ Thomas J. Benson
Thomas J. Benson
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
2.1	Agreement and Plan of Merger dated as of December 8, 2010, among Helen of Troy Texas Corporation, KI Acquisition Corp., Kaz, Inc., the Company, and the Kaz, Inc. shareholders party thereto.